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                                                                   EXHIBIT 10.63

                                  MEMORANDUM

To:    Jim Weaver

From:  Jim Bildner

Date:  April 19, 1998

Re:    Revised Employment Offer

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Jim,

I am delighted to offer you employment as Tier Technologies' President of Government Systems, a position of vital importance to Tier.

As you and I discussed, you will work directly with me in this position as we develop the government market and expand our offerings, clients and delivery in this critical market space. Given the importance of this role, you will report directly to Bill and me as we manage Tier Technologies global expansion and activities. Of equal significance, this position has full and complete accountability for all of Tier's activity in the Government space and as President of this Group, you will be a member of our Company's core management and operating committee.

You will be an officer of the Corporation.

Key components of your compensation package would be as follows:

 .    Base salary - $200,000

 .    Annual bonus target range (based on agreed to performance criteria) --
     $100,000. First year bonus would be guaranteed at minimum of 50% or $50,000, advanced quarterly against your annual bonus.

 .    Stock Option Plan - You will be granted options to purchase 50,000 shares at FMV as of the date of your employment. You will be eligible to receive an additional grant in an amount no less than 37,500 shares annually, at FMV as of the date of the grant, upon achievement of your annual performance targets and the company's achievement of its performance targets - on a basis similar to other Senior Executives of the Company.

 .    Relocation and Assistance Loan - $50,000 advanced within 30 days of signing, and forgiven, ratably, over 3 years unless you are terminated for cause or you leave Tier Technologies' employment voluntarily. We have agreed to add to this loan - on the same terms and conditions as above - any sums you may be required to repay BDM/TRW for termination of your employment prior to your one year of service, up to but not to exceed $100,000. Should funds be advanced to you to repay BDM/TRW these funds, subject to the $100,000 cap, shall be forgiven over 1 year from the date those funds are advanced to BDM by you. Should you waive your right to seek an advance of funds to repay any

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     obligations you may have to BDM/TRW for termination of your employment, we agree to add to your relocation and assistance loan an additional $50,000 governed by the same terms and conditions as the first $50,000 advance. Notwithstanding your notification to us of your waiver of funds advanced to repay BDM/TRW we agree to provide you up to $25,000 in funds to repay BDM/TRW for repayment obligations should a claim be made within the first 90 days of your employment by BDM/TRW. In no event shall the total of all advances to you exceed $125,000 in any combination.

 .    Medical, dental, vision, 401K/retirement, vacation, etc. - benefits consistent with other executive packages at Tier Technologies.

In addition, we will include in your employment package, a severance provision that provides should your employment with Tier be terminated by the Company for reasons other than cause - as it is defined for other senior executives - Tier will pay your base salary and benefits for a period of 18 months from the date of termination; and all outstanding non-vested options held by you will immediately vest. The Company, at its option, may elect to make a lump sum payment equal to the present value of your 18 months of base salary plus benefits. In the event of a change in control of the Company - as defined for other Senior Executives - Tier will pay your base salary and benefits for a period of 18 months from the date of termination; and all outstanding non-vested options held by you will immediately vest. The Company, at its option, may elect to make a lump sum payment equal to the present value of your 18 months of base salary plus benefits.

You will be expected to sign comprehensive non-compete, non-disclosure and other related documents prior to joining.

You will be expected to work extensively and for very long periods, and we both expect that your position will require you to travel throughout the course of your employment.

Finally, while we do not currently contemplate requiring you to relocate, should we reasonably and mutually determine that it is necessary for you to relocate you agree to relocate to our Walnut Creek/San Francisco headquarters. We agree to give you reasonable notice and a full, comprehensive relocation package. In addition, you agree to relocate to another location, under the same terms as stated above, should you and I mutually agree that such a move makes sense.

I trust this letter meets your approval. Kindly so indicate your acceptance to these terms and I will begin to draft final documents for your execution. I can't tell you how excited I am to have you join us.

Best personal regards,

/s/ Jim Bildner
Jim Bildner
Chairman and CEO

I accept this employment offer from Tier Technologies.

/s/ James R. Weaver
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